Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-4) and related Prospectus of Hornbeck Offshore Services, Inc. for the registration of warrants, debt and/or equity securities, or any combination thereof, not to exceed $150,000,000 and to the incorporation by reference therein of our report dated February 18, 2005, with respect to the consolidated financial statements of Hornbeck Offshore Services, Inc. included in its Annual Report (Form 10-K, as amended) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

New Orleans, Louisiana

September 13, 2005